Execution Version
Exhibit 10.1

EMPLOYMENT AGREEMENT

    This Employment Agreement (this “Agreement”) is effective as of August 23, 2021 (the “Effective Date”) by and between Stabilis Solutions, Inc., a Florida corporation (the “Company”), and Westervelt (“Westy”) T. Ballard, Jr. (“Employee”), an individual residing in Houston, Texas, and is effective as of the Effective Date defined below.

RECITALS
WHEREAS, the Company and its subsidiaries and Affiliates (as defined below) (the Company and such subsidiaries and Affiliates, the “Company Group”) are energy transition companies which provide (1) turnkey clean energy production, storage, transportation and fueling solutions including using liquefied natural gas and hydrogen to multiple end markets across North America, (2) marine bunkering, hydrogen fueling, and C&G fueling to multiple end markets across North America, and (3) electrical and instrumentation construction, installation, and services to the marine, power generation, oil and gas, and broad industrial market segments in Brazil (together, the “Business”).

WHEREAS, the Company desires to employ Employee to provide services to the Company Group in connection with the Business, and the Employee desires to work for the Company and provide services to the Company Group in connection with the Business, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:
TERMS
1.Employment and Position; Appointment to Board of Directors. During the Term (as defined below), the Company shall employ Employee as its President and Chief Executive Officer, and Employee shall serve in such capacity, subject to the terms and conditions of this Agreement. Employee shall during the Term report directly to the Company’s Board of Directors (the “Board”). The Company shall initially cause Employee to be elected to serve as a replacement voting member of the Board upon becoming President and Chief Executive Officer. Thereafter, during the Term, the Company shall nominate the Employee, or cause the Employee to be nominated, and shall recommend the Employee to its stockholders for election, on an annual basis in its proxy statements as a voting member of the Board and cause the Employee to continue to be so nominated as a voting member of the Board. Notwithstanding the previous sentence, any and all determinations or other actions required or permitted of the Board under this Agreement that relate specifically to the Employee’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than

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the Employee and the Employee shall not have any right to vote or decide upon any such matters or to participate in the Board discussions about such matters.

2.Duties.
(a)    Duties for the Company and the Company Group; Definition of Affiliate. During the Term (as defined below), Employee shall have such duties, responsibilities, and authorities for the Company as are customary of a president and chief executive officer of a company similar in size and revenue in the Company’s Business and such additional or different duties, responsibilities, and authorities as may be reasonably assigned by the Board in its sole discretion, including without limitation duties, responsibilities, and authorities with respect to the Company Group and their Affiliates. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
(b)    Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), Employee shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the Business and affairs of the Company and the Company Group as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or the Company Group, in each case as determined by the Company’s Board in its sole discretion, Employee may, without violating this Agreement, during the Term (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by him and all family members and Affiliates does not exceed 5% of any such company’s outstanding securities, and (iii) invest his personal assets in such form or manner as will not require any services by Employee in the operation of the entities in which such investments are made. In addition, during the Term, Employee may serve on boards of directors (or similar governing bodies) of privately held and publicly traded companies which are not competitive with the Company subject to prior written approval from the Board which approval shall not be unreasonably withheld.

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(c)    Compliance with Company Policies. During the Term (as defined below), Employee shall comply with all applicable Company rules and policies as a condition of employment.
(d)    Duty of Loyalty. During the Term (as defined below), Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each member of the Company Group to which he provides services, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Employee shall make full disclosure to the Chairman of the Board of all Business Opportunities and not appropriate for his own benefit any such Business Opportunities. For purposes of this Agreement, “Business Opportunities” shall mean all material business ideas, prospects, proposals, and other opportunities pertaining to the Business of the Company and the Company Group that come to the Employee’s attention during the Term that he determines, while acting in reasonably in good faith and as a fiduciary to the Company, should be further considered by the Board.
3.Primary Work Location. Although Employee shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location during the Term (as defined below) shall be at the Company’s headquarters in Houston, Texas.
4.Term of Agreement and Employment.
(a)    Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of three years commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 6.
(b)    Renewal Term. Notwithstanding Section 4(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with Section 6.
(c)    Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.
5.Compensation and Employment Benefits. In consideration of the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Employee with the following compensation and employment benefits during the Term:
(a)    Base Salary. The Company shall provide Employee with an annualized base salary of no less than $500,000.00 (the “Base Salary”), prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll

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policies and procedures for employee compensation. The Board may increase the Base Salary in its sole discretion during the Term but shall not decrease the Base Salary and may delegate its authority under this Agreement to the Compensation Committee of the Company (the “Compensation Committee”).
(b)    Discretionary Bonuses and Equity Awards.
(i)    Annual Incentive Plan Bonus. Beginning with fiscal year 2021, the Employee shall participate in the Company’s annual bonus plan (the “Annual Bonus Plan”). Annual Bonus Plan awards are calculated as the greater of the Employee’s Base Salary (A) for the fiscal year upon which the award is based or (B) as of December 31st closest to the last day of the Annual Bonus Plan performance period upon which the award is based. The target percentages of Base Salary that the Employee shall be eligible to receive during the Term in accordance with the Annual Bonus Plan based on performance (each, a “Target Bonus”) shall be determined by the Compensation Committee and shall initially range from 50% of Base Salary at “Threshold” performance, to 100% of Base Salary at “Target” performance, and to 150% of Base Salary at “Maximum” performance. Notwithstanding the previous sentence, the Bonus Target for calendar year 2021 shall be prorated in the amount of $125,000.00. For each calendar year during the Term, the Board shall in its sole discretion decide performance objectives applicable to the Bonus for the applicable calendar year after considering input from the Employee at or near the beginning of each calendar year and communicate them to the Employee (the “Bonus-Related Performance Objectives”) by February 1st of each calendar year. Notwithstanding the previous sentence, the Bonus-Related Performance Objectives for calendar year 2021 shall be the 2021 performance objectives which are set forth in the Company’s annual incentive plan as of the Effective Date. Notwithstanding any other provision in this Agreement, the amount of any Bonus shall be determined by the Board in its sole discretion based on its assessment of Employee’s performance against applicable Bonus-Related Performance Objectives and the Board shall have the sole discretion to determine whether threshold, target, or maximum performance levels have been achieved. Except as provided below in this Agreement, the Employee shall not be eligible to receive any Bonus unless he remains employed by the Company through the date on which any such Bonus is paid to be eligible to receive such Bonus. All Bonuses and other discretionary compensation payable to the Employee by Company shall be paid to the Employee in a lump sum no later than 2½ months following the end of the taxable year upon which the applicable Bonus or other compensation was based. The Board may increase the Bonus Targets in its sole discretion during the Term but shall not decrease the Bonus Targets.
(ii)     Restricted Stock Units. Subject to the vesting, forfeiture, termination, repurchase, and other terms, conditions, and restrictions established

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by the Board in the Company’s 2019 Long Term Incentive Plan (as it may be amended, the “Plan”) and an applicable Restricted Stock Unit Award Agreement required by the Board to be executed by Employee (an “Award Agreement”), the Company shall grant Employee 500,000 restricted stock units (“RSUs”) which shall be subject to Board approval and vest over a two-year period as follows: (A) 250,000 RSUs shall vest on the date of grant which shall be the same as the Effective Date, (B) 125,000 RSUs shall vest on the one-year anniversary of the date of grant, and (C) 125,000 RSUs shall vest on the two-year anniversary of the date of grant, in each case conditioned on the Employee remaining continuously employed through each vesting date unless otherwise expressly provided for in this Agreement.
(iii)     Stock Options; Limitations on Exercise During Employment on or Before Expiration Date. Subject to the vesting, forfeiture, termination, repurchase, and other terms, conditions, and restrictions established by the Board in the Plan and an applicable Award Agreement, the Company shall grant Employee 1,300,000 options to purchase the Company’s common stock with a strike price equal to $10.00 per share of stock as of the date of grant (the “Options”) and all or part of such Options may be incentive stock options if permitted by the Plan. The Options shall be subject to Board approval and vest over a three-year period as follows: (A) 442,000 of the Options vest on the first anniversary of the Effective Date, (B) 429,000 of the Options shall vest on the two-year anniversary of the Effective Date, and (C) 429,000 of the Options shall vest on the three-year anniversary of the Effective Date, in each case conditioned on the Employee remaining continuously employed through each vesting date unless otherwise expressly provided for in this Agreement. The Employee’s right to exercise the Options shall expire on the 120th day following the Termination Date (as defined below). Notwithstanding any contrary provision in this Agreement, the Plan, or any applicable Award Agreement, the Employee shall not be permitted to exercise any portion of the Options while he is employed with the Company on or before the Expiration Date unless (Y) in connection with a sale of an equal number or more of shares of stock by the Chairman of the Board or (Z) the Company’s stock has traded at $20.00 or more per share for at least 120 consecutive days. Upon the occurrence of either (Y) or (Z) above, the vesting and exercisability of each of the outstanding Options shall be automatically accelerated in full; provided, however, that the number of Options which may be exercised on or before the Expiration Date shall not exceed the number of shares of stock sold by the Chairman of the Board in (Y) if the Company’s stock had not traded at $20.00 or more per share for at least 120 consecutive days before the date of exercise.
(v)    Other Incentive Compensation Plans, Programs, and Arrangements. Beginning in 2022, and on an annual basis thereafter during the Term, Employee shall also be eligible to participate in all of the Company’s

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discretionary short-term and long-term incentive compensation plans, programs, and arrangements, if any, as shall be adopted and/or modified from time to time by the Board or the Compensation Committee and generally made available to other similarly situated senior executive officers of the Company.
(vi)    Amendment to Plan. Following the Effective Date, the Company shall take all actions which are necessary to amend the Plan to permit the issuance of the RSUs and the Options and to submit the amended Plan for stockholder approval in its proxy statement preceding the 2021 annual meeting of stockholders.
(c)     Employment Benefits. During the Term, Employee (and Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment, travel accident insurance, and supplemental retirement plans and programs. In addition, during the Term, Employee will be eligible to participate in all 401(k), retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers and the Company shall, subject to applicable taxes, provide Employee and his eligible dependents with supplemental health insurance coverage through the ArmadaCare Ultimate Health Plan or a similar plan as chosen by the Company in its sole discretion. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.
(d)     Vacation. Employee shall be entitled to five weeks of paid vacation per calendar year in accordance with the Company’s vacation policy during the Term, prorated for any partial period of employment. Employee may use his vacation in a reasonable manner based upon the business needs of the Company. Unless otherwise specifically permitted under the Company’s vacation policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year. Unless required by such vacation policy, any amounts accrued and owing for the applicable year shall not be paid to Employee upon the termination of his employment with the Company, regardless of the reason for such termination.
(e)     Fringe Benefits. During the Term, the Company shall reimburse Employee up to $15,000.00 per calendar year for the reasonable costs of dues required for Employee to maintain his professional association with organizations which are beneficial to the Business.

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(f)    Reimbursement of Business Expenses. Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2½ months following the end of the taxable year in which the applicable expense was incurred.
(g)    Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.
6.Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:
(a)Death. This Agreement shall terminate immediately if the Employee dies.

(b)Inability to Perform. The Company may terminate this Agreement upon notice to the Employee of his “Inability to Perform,” which shall be deemed to occur when (i) the Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of the Employee at any time after he has been absent for a period of at least 90 consecutive calendar days or 90 calendar days in any 12-month period) that the Employee has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.

(c)By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean any act or omission of Employee that constitutes any: (i) material breach of the Agreement or any other written agreement between any member of the Company Group and the Employee; (ii) failure or refusal to follow reasonable and lawful instructions from the Board; (iii) commission, indictment, arraignment, conviction, or plea of nolo contendere with respect to any felony or any misdemeanor involving moral turpitude; (iv) material violation of any written employment policy or rule of the Company Group; (v) gross negligence, willful misconduct, breach of fiduciary duty, embezzlement, fraud, misappropriation, or theft in connection with the Business of the Company Group; or (vi) other acts or omissions that are contrary to the best interests of the Company Group and which will result, or likely will result, in material injury to the interests of the Company Group,

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including their reputation. If the Board determines while acting reasonably and in good faith that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Board determines while acting reasonably and in good faith that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

(d)    By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing at least 30 days’ advance written notice to Employee that the Company is terminating the Agreement without Cause.
(e)    By Employee with Good Reason. Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) any material diminution in Employee’s Base Salary, Target Bonus percentages, duties, responsibilities, or authorities; (ii) any material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; or (iii) any material breach by the Company of this Agreement. To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.
        (f)    By Employee Without Good Reason. Employee may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 30 days’ written notice to the Company that Employee is terminating the Agreement without Good Reason.

(g)    Expiration of Term; Non-Renewal. Either party may terminate this Agreement by providing a proper notice of non-renewal to the other party in accordance with Section 4(b).
(h)    Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Employee’s death, the date of death, (ii) if this Agreement is terminated because of Employee’s Inability to Perform, the date the Company notifies Employee of the termination, (iii) if this

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Agreement is terminated by the Company for Cause, by the Company without Cause, by Employee for Good Reason, or by Employee without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination, and (iv) if this Agreement is terminated by either party giving a proper notice of non-renewal as permitted in Section 4(b) above, the last day of the Term.
7.Payments and Benefits Due Upon Termination of Agreement.

(a)    Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, (ii) provision to Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date, (iii) payment to Employee of any accrued unused vacation owed to Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.
(b)    Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 6(c) or by Employee resigning his employment for Good Reason in accordance with Section 6(d), the Company shall have no further obligation to Employee under this Agreement, except (i) the Company shall provide the Accrued Obligations to Employee in accordance with Section 7(a), plus (ii) if Employee is eligible to elect and elects to continue coverage for himself and his dependents under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse him on a monthly basis until the earlier of 18 months following the Termination Date or the date when he becomes eligible for group health insurance coverage, if any, through subsequent employment or otherwise; provided, however, that such reimbursement shall be limited to the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage, such reimbursement shall be provided by the last day of the month following the month in which the applicable premiums were paid by the Employee, and the Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise; plus (iii) the Company shall ensure that the award of 500,000 RSUs and 1,300,000 Options provided for above shall be fully vested and exercisable as of the Termination Date, plus (iv) the Company shall pay Employee an

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amount equal to the Base Salary and Target Bonus at “Target” performance that Employee would have received had his employment not terminated (the “Separation Pay”) during the period between the Termination Date and the Expiration Date or Renewal Date, as applicable, or for 12 month’s following the Termination Date, whichever is greater, as applicable (the “Separation Pay Period”), in equal or nearly equal installments on the Company’s regularly scheduled paydays during the Separation Pay Period, plus (v) the Company shall pay Employee a pro-rata portion of the Target Bonus that would have been payable to Employee for the year of termination if Employee’s employment had not terminated earlier, pro-rated based on the number of days in such fiscal year that Employee is employed by the Company and payable at the same time as Annual Bonus Plan awards for such fiscal year are paid to other similarly situated executive officers of the Company.
Notwithstanding any other provision of this Agreement, no Separation Benefits shall be provided to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below).
For the avoidance of doubt, Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by a non-renewal notice issued in accordance with Section 4(b).
(c)    Impact of Termination of Employment on Annual Equity Awards; Bad-Leaver Forfeiture. Except as otherwise expressly provided in this Agreement, the treatment of Employee’s Annual Equity Awards, and any other awards received by Employee during the Term pursuant to the Plan, shall be exclusively governed by the terms and conditions of the Plan and the applicable Award Agreement or Award Agreements as a result of and following the termination of Employee’s employment with the Company, regardless of the reason for such termination. Notwithstanding any contrary provision in this Agreement or the Plan, the Employee’s 250,000 RSUs that vested on the Effective Date shall be subject to the forfeiture provision in Section 2(d) of the Award Agreement if, on or before the 24 months from the Effective Date, the Company terminates his employment for Cause or the Employee terminates his employment without Good Reason.
8.Change-in-Control.
(a)    Accelerated Vesting Upon Change in Control. The parties acknowledge that Employee has entered into this Agreement based on his confidence in the current stockholders of the Company and the support of the Board. Accordingly, and notwithstanding any contrary provision of this Agreement, the Plan, or any applicable Award Agreement, if the Company consummates a Change in Control, the award of

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500,000 RSUs and 1,300,000 Options, provided for above shall be fully vested and exercisable as of the CIC Effective Date subject to the Employee’s continued employment with the Company through such CIC Effective Date.
(a)    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
(i)     Affiliate: except as otherwise provided in this Agreement, for purposes of this Agreement, Affiliate means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.
(ii)    Change in Control: a Change in Control has the same meaning as assigned by the Plan.
(iii)    CIC Effective Date: means the date upon which a Change in Control occurs.
(iv)    Code: means Internal Revenue Code of 1986, as amended from time to time.
9.Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

10.Conditions on Receipt of Separation Benefits.

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(a)    Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of the Separation Benefits is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under Sections 10-12 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.
(b)    Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Separation Benefits only if the termination of this Agreement constitutes Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).
11.Confidential Information.
(a)    Scope and Definition of Confidential Information. Employee acknowledges that the Company and the Company Group have developed substantial goodwill with their employees, customers, and others with which they do business and competitively valuable information in connection with the Business. Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to Employee: any information used in the Business that gives the Company, the Company Group, or their Affiliates an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation, and includes without limitation all trade secrets (as defined by applicable law); technical information, including all ideas, prospects, proposals, and other opportunities pertaining to the Business and related products and services, inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and contracts; advertising information, including costs and strategies; customer information, including customer contacts, customer lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services,

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prices, costs, and specially negotiated terms with suppliers; information about future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company, the Company Group, or their Affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.
(b)    Agreement to Provide Confidential Information to Employee. In exchange for Employee’s promises in this Agreement, the Company agrees during the Term to provide Employee with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities under this Agreement.
(c)    Agreement to Return Company Property and Confidential Information. At any time during the Term upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, Employee shall return to the Company all property of the Company or the Company Group in his possession or under his control, including without limitation all Confidential Information.
(d)    Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. Employee acknowledges and agrees that (i) due to their Business, the Company and the Company Group will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company and the Company Group; and (iii) he has no right, other than under this Agreement, to receive any Confidential Information. Employee shall at all times between the Effective Date and 48 months after the Termination Date hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company and the Company Group in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the Board. Employee shall promptly advise the Board in writing of any unauthorized release or use of any Confidential Information and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.

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(e)    Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company or the Company Group to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to Employee (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.
12.Non-Competition and Non-Solicitation Restrictive Covenants.
(a)    Acknowledgment of Competitive Business. The Employee acknowledges that (i) the Company’s Business is highly competitive; (ii) an essential element of the Company’s Business is the development and maintenance of personal contacts and relationships with its customers and accounts; (iii) the Company’s customers and accounts are located throughout the United States, Mexico, and Brazil; (iv) the Company has invested significant efforts and resources in building and creating its Confidential Information, specialized training methodologies, customer and account relations, personnel relations, and goodwill, all of which give the Company and its affiliates a competitive advantage; (v) the RSUs and Options provided to the Employee in

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connection with his employment with the Company are designed to provide him with financial and other incentives to protect the Company’s Confidential Information; to maintain, enhance, and grow the Company’s profitability, goodwill, and customer relations; and to protect the Company’s other legitimate business interests; and (vi) the Employee is entitled under this Agreement to receive specialized training related to the Business and Confidential Information related to accounts, customers, and employees which will enhance his reputation in the Business and increase his earning capacity and could be used by the Company’s competitors in a manner that would irreparably harm the Company’s competitive position in the marketplace; (vii) it is therefore reasonable for the Company to protect its Confidential Information, goodwill, and other legitimate business interests against unfair competition; (viii) the Employee may be responsible for, among other things, using the Company’s Confidential Information and building relationships with important Company customers and accounts and the continuation of such relationships and the related goodwill shall be an invaluable asset of the Company necessary to the Company’s competitive advantage; and (ix) if the Employee were to compete with the Company Group, the Employee could divert certain of these relationships, and the related goodwill and business, away from the Company Group.
(b)    Acknowledgment of Need for Protection. Employee further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Confidential Information and goodwill if he were to compete against the Company or the Company Group in the Business. It is, therefore, reasonable and proper for the Company and the Company Group to protect against the intentional or inadvertent use of the Confidential Information and goodwill in competition with them in the Business. Accordingly, Employee agrees that a prohibition against his competing with the Company and the Company Group in the Business or soliciting customers, vendors, employees, or other service providers of the Company or the Company Group during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group. Employee further agrees that compliance with this Agreement shall not cause any hardship on him or prevent him from being able to earn a living or to operate or engage in business not prohibited by this Agreement.
(c)    Covenant not to Compete. During the Restricted Period (as defined below), the Employee shall not in any manner, directly or indirectly, as an owner, officer, director, employee, independent contractor, or otherwise in any capacity similar to the capacity in which he provided services to the Company Group, (i) provide any services substantially similar to the services Employee provided on behalf of Company, through any Competitive Business (as defined below) in the Territory (as defined below), other than through the Company Group; (ii) solicit, or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively seeking prospective customers, about whom the Employee received Confidential Information or with whom the Employee had material contact during his employment by the Company

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for purposes of providing products or services on behalf of a Competitive Business or otherwise that are competitive with those provided by the Company or its affiliates in the Business; or (iii) solicit, encourage, facilitate, or induce any customer, or person or entity which was a customer within the two-year period preceding the solicitation, encouragement, facilitation, or inducement, about whom the Employee received Confidential Information or with whom the Employee had material contact during his employment by the Company to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company or its affiliates. This restriction applies to customers and prospective customers of the Company and its affiliates in the United States, Mexico, and Brazil, it being acknowledged the Employee that such customers and prospective customers are not confined to a more specific geographic area.
(d)    Covenant not to Solicit. During the Restricted Period (as defined below), the Employee shall not, in any manner, directly or indirectly, as an owner, officer, director, employee, independent contractor, or otherwise in any capacity similar to the capacity in which he provided services to the Company, (i) solicit, induce, or encourage any supplier of the Company Group, or person or entity that was a supplier at any time in the two years preceding the solicitation, inducement, or encouragement, or any vendors, manufacturers, advertisers, agents, sales representatives, contractors, consultants, service-providers, or licensees of the Company Group, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company Group; or (ii) hire, solicit, induce, or encourage, as an employee, independent contractor, or otherwise, any person who is an employee of the Company Group, or was an employee of the Company Group at any time in the two years preceding the solicitation, hiring, or engagement, to terminate his employment relationship with the Company Group or to provide services to any Competitive Business (as defined below) or other person or entity. The post-termination restrictions described in this subparagraph apply only to those entities and persons with whom the Employee had material contact relating to the Business, or about whom Employee had access to Confidential Information, within two years before the date his/her employment with the Company terminated.
(e)    Permitted Exception. Employee shall be permitted without violating Sections 2(b), 2(d), 11(c), or 11(d) of this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by him and all family members and Affiliates does not exceed 5% of such company’s outstanding securities as long as (i) these activities do not prevent Employee from fulfilling his duties, responsibilities, and authorities under this Agreement, and (ii) Employee fully complies with his otherwise applicable obligations under this Agreement.
13.Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee before or after the Effective Date, alone or jointly, in the performance of

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his duties, responsibilities, or authorities for the Company or the Company Group (the “Inventions”) shall be the sole and exclusive property of the Company and the Company Group, as applicable. Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of his duties, responsibilities, or authorities for the Company and the Company Group are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and the Company Group. Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and the Company Group without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and the Company Group as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and the Company Group under this Agreement.
14.Duties of Confidentiality and Loyalty Under the Common Law. Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Company and the Company Group.
15.Survival and Enforcement of Covenants; Remedies.
(a)    Survival of Covenants. Employee’s covenants in Sections 10-12 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or the Company Group (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company or the Company Group of those covenants.
(b)    Enforcement of Covenants. Employee acknowledges and agrees that his covenants in Sections 11 and 12 are ancillary to the otherwise enforceable agreements by the Company under Section 5 to provide him with the RSUs and the Options and under Section 10 to provide him with previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group. Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 10-12 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

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(c)    Remedies. In the event of breach or threatened breach by Employee of any of his covenants in Sections 10, 11, or 12, the Company and the Company Group shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company and the Company Group may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Employee breaches any of his covenants in Section 11, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of Sections 10, 11, or 12 without the approval of Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.
(d)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Employee is eligible to receive the Separation Benefits, but, after such determination, the Company subsequently acquires evidence and determines that (i) Employee has materially breached the terms Sections 2, 10, or 11; or (ii) a Cause condition existed prior to the Termination Date that, if curable, was not cured prior to the Termination Date, and that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 6(b), then the Company shall have the right to cease the payment of any future installments of any such payments, as applicable, and Employee shall promptly return to the Company all installments of such payments, as applicable, received by Employee prior to the date that the Company determines that the conditions of this Section 14(d) have been satisfied.
(e)    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this

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Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures to the extent required by applicable law or any applicable securities exchange listing standards, including such policies and procedures applicable to this Agreement with retroactive effect.
(f)    Definitions: For purposes of this Agreement, (i) “Competitive Business” means any person, firm, corporation, enterprise, or other entity which engages in any part of the Business in direct or indirect competition with any member of the Company Group; (ii) “Restricted Period” means during the Employee’s employment with the Company and for 12 months after the Termination Date, regardless of the reason for such termination; (iii) “Territory” means the United States, Mexico, and all other countries, if any, where the Employee provided services on behalf of the Company Group during the Term and upon the Termination Date, as applicable; (iv) “material contact” means the contact between the Employee and the person or entity at issue (A) with whom or which the Employee dealt with on behalf of the Company Group; (B) whose dealings with the Company Group were coordinated or supervised by the Employee; (C) about whom the Employee had access to Confidential Information as a result of his employment by the Company; or (D) who receives products or services authorized by the Company Group, the sale or provision of which results or resulted in compensation being paid to the Employee during his employment with the Company and within two years before the termination of his employment by the Company, as applicable; (iv) “products or services that are competitive with those provided by the Company Group in the Business” include the products and services provided by the Company Group to their customers during the Term and within two years before the Termination Date, as applicable; and (v) “solicit, induce or encourage” includes, without limitation, first initiating communications with the person or entity at issue
16.Successors and Assigns. Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board. The Company may assign this Agreement without Employee’s further consent to any Affiliate, any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group. In the event of Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives and any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
17.Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO

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EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).
18.Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party in a court of competent jurisdiction as determined by such court, or that prevails in the resolution of such dispute as determined by the court, shall be entitled to recover from the other party its or his reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.
19.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. Employee acknowledges and agrees that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.
20.Inconsistencies. Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of this Agreement shall govern.
21.Amendment. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its Affiliate is listed.
22.Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
23.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.
24.Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The parties hereby irrevocably

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consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Harris County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.
25.Third-Party Beneficiaries. The Company Group and the Company’s other Affiliates shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.
26.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.
27.Code Section 409A.
(a)    Code Section 409A. The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
(b)    Specified Employee Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

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(c)    Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
28.Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Employee therefore has the right, and is encouraged by this Section, to consult with a tax advisor of his choice before signing this Agreement. Employee is also encouraged by this Section to consult with an attorney of his choice before signing this Agreement.
29.Representations of Employee. Employee represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company any other member of the Company Group any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

30.Survival. The following shall provisions shall survive the termination of Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 7 (“Payments and Benefits Due Upon Termination of Agreement”), Section 8 (“Change in Control”), Section 9 (“Conditions on Receipt of Separation Benefits), Section 10 (“Confidential Information”), Section 11 (“Non-Competition and Non-Solicitation Restrictive Covenants”), Section 12 (“Inventions”), Section 13 (“Duties of Confidentiality and Loyalty Under the Common Law”), Section 14 (“Survival and Enforcement of Covenants; Remedies”), Section 15 (“Successors and Assigns”), Section 16 (“Waiver of Right to Jury Trial”), Section 17 (“Attorneys’ Fees and Other Costs”), Section 18 (“Entire Agreement”), Section 19 (“Inconsistencies”), Section 20 (“Amendment”), Section 21

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(“Waiver”), Section 22 (“Severability”), Section 23 (“Governing Law; Venue”), Section 24 (“Third-Party Beneficiaries”), and Section 30 (“Notices”).

31.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received or rejected if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested:

If to Employee, addressed to:	If to the Company, addressed to:
Westervelt (“Westy”) T. Ballard, Jr. the most recent address reflected in the Company’s records.	Stabilis Solutions, Inc. 11750 Katy Freeway Houston, TX 77079 Attention: Casey Crenshaw

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

[Signature Page Follows]

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Execution Version

{00023959.DOCX:8 }

AGREED as of the dates signed below:

STABILIS SOLUTIONS, INC. By: Casey Crenshaw Chairman of the Board of Directors Date Signed:	EMPLOYEE By: Westervelt (“Westy”) T. Ballard, Jr. Date Signed:

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